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List of Subsidiaries
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Volume Services, Inc.
Service America Corporation
Service America Concessions Corporation
Service America of Texas, Inc.
Service America Corporation of Wisconsin
Servo-Kansas, Inc.
Servomation Duchess, Inc.
Servomation Inc.
SVM of Texas, Inc.
Volume Services, Inc. (Kansas)
Events Center Catering, Inc.
VSI of Maryland, Inc.